FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN MARINER ENERGY, INC. AND C. KEN BURGESS

     THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this "Fourth Amendment") is made and entered into by and between MARINER ENERGY, INC. (the "Company") and C. KEN BURGESS ("Employee").

W  I  T  N  E  S  S  E  T  H  :

     WHEREAS, (i) the Company and Employee entered into that certain Employment Agreement dated effective as of October 5, 1998 (the “Original Employment Agreement”), and (ii) the Original Employment Agreement was amended pursuant to (A) that certain First Amendment to Employment Agreement effective as of October 1, 1999 (the “First Amendment”), by and between the Company and Employee, (B) that certain Second Amendment to Employment Agreement effective as of January 1, 2000 (the “Second Amendment”), by and between the Company and Employee, and (C) that certain Third Amendment to Employment Agreement effective as of January 1, 2001 (the “Third Amendment”), by and between the Company and Employee (the Original Employment Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment is referred to herein as the “Employment Agreement”); and

     WHEREAS, the Company and Employee desire to further amend the Employment Agreement as hereinafter provided;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1.     Paragraph 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

“1.	Employment.

During the period from and including the Effective Date through and including December 3, 2001, Company hereby employs Employee as an employee of Company to perform such duties and responsibilities and act in such capacity as may from time to time be determined by Company. From and after September 12, 2001, Company hereby employs Employee to serve as Vice President – Drilling and Production of Company. The permanent place of Employee’s employment shall be at a location within a 50-mile radius of the central business district of the City of Houston, Texas; provided, however, Employee shall be required to undertake such ordinary and usual travel as is necessary to properly discharge his duties and responsibilities hereunder. Employee hereby accepts such employment, and agrees to serve Company faithfully, diligently and in a good and workmanlike manner.”

     2.     Paragraph 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

“2.	Term.

The term of employment shall be for a term beginning on and including the Effective Date through and including September 30, 2002, subject, however, to the provisions of paragraph 3.”

     3.     Paragraph 3.9 of the Employment Agreement is hereby amended to read in its entirety as follows:

“3.9	As used in this Agreement, the term "Good Reason" means any one or more of the following events has occurred:

3.9.1	The assignment to Employee of any duties materially inconsistent with Employee’s position (including office, title and reporting requirements), authority, duties or responsibilities with Company or any other action that results in a material diminution in, or interference with, such position, authority, duties or responsibilities, and any such assignment or action is not cured within thirty (30) days after Employee has provided Company with written notice of such assignment or action;

3.9.2	The assignment to Employee of any duties materially inconsistent with The failure to continue to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (a) that are both commensurate with Employee’s responsibilities to and position with Company and not materially dissimilar to the office space, related facilities and support personnel provided to other employees of Company having comparable responsibility to that of Employee or (b) that are physically located at Company’s principal executive offices, and any such failure is not cured within thirty (30) days after Employee has provided Company with written notice of such failure;

3.9.3	The assignment to Employee of any duties materially inconsistent with Any (a) reduction in Employee’s monthly salary as established in paragraph 5 (including subsequent increases), (b) reduction in, or failure to allow or continue Employee’s participation in, any employee benefit plan or program (except when such benefit plan or program is replaced with another benefit plan, program or arrangement that provides Employee, in the aggregate, with reasonably comparable benefits) in which Employee is participating or is eligible to participate prior to such reduction or failure (other than as a result of the expiration of such plan or program), and any such reduction, discontinuance or failure is not cured within thirty (30) days after Employee has provided Company with written notice of such reduction or failure;

3.9.4	The assignment to Employee of any duties materially inconsistent with The relocation of Employee’s or Company’s principal office and principal place of Employee’s performance of his duties and responsibilities to a location more than 50 miles outside of the central business district of the City of Houston, Texas; or

3.9.5	The assignment to Employee of any duties materially inconsistent with A breach of any material provision of this Agreement by Company (other than any breach described in paragraphs 3.9.1, 3.9.2, 3.9.3, and 3.9.4) which is not cured within thirty (30) days after Employee has provided Company with written notice of such breach.”

     4.     Paragraph 5 of the Employment Agreement is hereby amended to read in its entirety as follows:

“5.	Salary.

5.1	As compensation for his services rendered to Company hereunder for the period October 5, 1998 ¯ December 31, 1999, Company shall pay to Employee a salary at the rate of $11,250.00 per month.
5.2	As compensation for his services rendered to Company hereunder for the period January 1, 2000 ¯ December 31, 2000, Company shall pay to Employee a salary at the rate of $11,791.66 per month.
5.3	As compensation for his services rendered to Company hereunder for the period January 1, 2001 ¯ August 31, 2001, Company shall pay to Employee a salary at the rate of $12,970.83 per month.
5.4	As compensation for his services rendered to Company hereunder on and after September 1, 2001, Company shall pay to Employee a salary at the rate of $14,166.66 per month.
5.1	Employee’s salary may be reviewed at such time as may be determined by Company, and Company may at its discretion increase this salary. Employee’s salary shall be paid in two equal monthly installments, payable on the fifteenth and last days of each month (or on the first business day of Company thereafter if any such payment date is not a business day of Company), subject to any and all necessary withholdings and deductions.”

     5.      All references to “this Agreement” contained in the Employment Agreement shall be deemed to be a reference to the Employment Agreement, as amended by this Fourth Amendment.

     6.      This Fourth Amendment is made and will be performed under, and shall be governed by and construed in accordance with, the law of the State of Texas.

     7.     Except as amended by this Fourth Amendment, the Employment Agreement shall remain in full force and effect.

     8.      This Fourth Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Company and Employee have executed this Fourth Amendment to be effective as of September 1, 2001.

MARINER ENERGY, INC.

By:
Richard R. Clark Executive Vice President

"COMPANY"

C. Ken Burgess

"EMPLOYEE"